Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-43176

                                IVAX CORPORATION

                                SUPPLEMENT NO. 4
                             DATED JANUARY 30, 2001

                                       TO

                                   PROSPECTUS
                             DATED NOVEMBER 8, 2000


         This supplement is part of and should be read in conjunction with our prospectus dated November 8, 2000. The information we present in this supplement adds to or supersedes similar information included in the prospectus.

         We are supplementing the information under the caption "Selling Security Holders" to include the following information:

                                                                               Amount of Common
                                                   Principal Amount of       Stock Issuable Upon
                                                     Notes Owned and        Conversion of the Notes
Selling Security Holders                          Offered Hereby (1)(2)    and Offered Hereby (1)(2)
------------------------                          ---------------------    -------------------------
Allstate Insurance Company                             $  1,020,000                   27,456
Bank Austria Cayman Islands, Ltd.                      $  4,600,000                  123,822
GLG Market Neutral Fund                                $ 10,000,000                  269,180
Goldman Sachs & Company                                $  7,228,000                  194,347
Merrill Lynch, Pierce Fenner & Smith, Inc.             $    290,000                    7,806
RCG Latitude - Master Fund                             $    400,000                   10,767
SG Cowen                                               $ 10,000,000                  269,180
UBS Warburg LLC                                        $ 28,679,000                  771,981

---------------------------
(1) Amounts indicated may exceed the total amount registered due to sales or transfers exempt from the registration requirements of the Securities Act since the date upon which selling holders provided to us the information. In addition, the conversion rate and, therefore, the number of shares of common stock that we will issue upon conversion of the notes, is subject to adjustment under some circumstances. As a result, the aggregate principal amount of notes and the number of shares of common stock into which the notes are convertible may increase or decrease.

(2) We have assumed that the selling security holders will sell all of the securities listed. We cannot be sure that the selling security holders will sell all or any of the securities that they offer in this offering. The amount of securities listed in the table represents an estimate of the amount of securities each selling security holder will offer.